Exhibit (b)(1)

UBS AG, STAMFORD BRANCH

600 Washington Blvd

Stamford, CT 06901

WELLS FARGO

Real Estate Capital Markets

30 Hudson Yards, 62nd Floor

New York, NY 10001

PROJECT WING

FINANCING COMMITMENT LETTER

March 6, 2025

Blazing Star Merger Sub, Inc.

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

Re:	Project Wing – Real Estate Loan

Ladies & Gentlemen:

This letter shall confirm the commitment of UBS (as hereinafter defined) and Wells Fargo (as hereinafter defined) (and certain other eligible or permitted lenders as provided herein from time to time, together with their respective successors and/or assigns, collectively, “Lender”) to provide (or to cause one or more of its respective affiliates to provide) a loan (the “Real Estate Loan”) to Borrower (as defined below), which will be an affiliate of Blazing Star Merger Sub, Inc., a newly created corporation organized under the laws of Delaware (“Merger Sub”), formed at the direction of Sycamore Partners Management, L.P. and its affiliates and funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor”) in connection with the direct or indirect acquisition (the “Acquisition”) of certain real properties set forth on Schedule I attached hereto (as modified from time to time in accordance with the terms hereof, the “Properties”) as part of the transaction known as “Project Wing” (the “Overall Transaction”), on the terms set forth herein and in the term sheet attached hereto as Exhibit A and constituting a part hereof (the “Term Sheet”; the Term Sheet and this letter, collectively, this “Commitment”) and subject only to the conditions set forth on Exhibit B attached hereto. The Real Estate Loan will be funded at closing of the Acquisition as provided in this Commitment. Sponsor (together with funds under common control with Sponsor) shall indirectly own not less than twenty percent (20%) of the direct or indirect interests of borrower(s) under the Real Estate Loan (collectively, “Borrower”) and Sponsor shall control Borrower. For purposes of this Commitment, “UBS” means UBS AG, Stamford Branch, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, and/or any of their respective affiliates or subsidiaries that becomes a Lender under the Real Estate Loan. For purposes of this Commitment, “Wells Fargo” means Wells Fargo Bank, National Association, and/or any of its respective affiliates or subsidiaries that becomes a Lender under the Real Estate Loan.

This Commitment is being issued in connection with the transactions proposed to be consummated pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), entered into by and among Blazing Star Parent, LLC (“Parent”), Merger Sub, the other parties party thereto, and a corporation previously identified to the Lenders as “Wing” (the “Company”).

A.	Closing Requirements

The closing of the Real Estate Loan (the date of such closing, the “Closing Date”) is subject solely to the conditions set forth on Exhibit B attached hereto. There shall be no conditions to closing and funding of the Real Estate Loan other than those expressly referred to on Exhibit B and in Section (H) below.

B.	Due Diligence

Sponsor acknowledges that Lender’s due diligence investigations of the Properties, Borrower and Sponsor are intended to proceed simultaneously with Lender’s Counsel’s (as hereinafter defined) preparation of documentation and scheduling for closing of the Real Estate Loan, and that neither Lender’s nor Lender’s Counsel’s activities in this regard shall be construed as evidence of the waiver or satisfactory completion of such investigations.

C.	Loan Documentation

The definitive documentation for the Real Estate Loan shall be based on the terms of the Term Sheet and shall be mutually acceptable to Lender and Sponsor. The definitive documentation for the Real Estate Loan shall include, to the extent applicable, a loan agreement, promissory notes, a customary “bad boy” guaranty, first priority (subject to customary permitted encumbrances) lien deeds of trust, deeds to secure debt or mortgages and security agreements (the “Security Agreements”), assignment of leases and rents (which shall be consolidated with the Security Agreements unless a separate assignment of leases and rents is required in the applicable jurisdiction), UCC financing statements in the state of formation of the Borrower, UCC fixture filing financing statements (only to the extent that any Security Agreement does not serve as a fixture filing in the applicable jurisdiction), assignments of interest rate cap agreements and other customary interest rate cap documents (if any), a conditional assignment and subordination of each management agreement to the extent a property manager is engaged (if applicable) (which will also be executed by each property manager for the Properties), pledge and security agreements, membership certificates evidencing the collateral for any Mezzanine Loan (as defined in the Term Sheet), clearing account agreements, a cash management agreement, an environmental indemnity, an operations and maintenance agreement (if an O&M plan is in place or recommended by a Phase I environmental report), and a subordination and attornment agreement with respect to the Master

Lease (as defined in the Term Sheet), and other reasonable and customary loan documents as may be reasonably required by Lender, together with customary legal opinions (including a non-consolidation opinion), corporate organizational documents, good standing certificates, resolutions and consents, and other customary closing certificates (the “Loan Documents”). The Loan Documents shall include an acknowledgment by Borrower and Lender that all diligence under Section (B) and closing deliverables in the Loan Documents have been (i) satisfied by Borrower, (ii) waived by Lender, or (iii) reserved for pursuant to the section of the Term Sheet entitled “Special Reserves”. Notwithstanding anything herein to the contrary, the parties hereto agree that the Term Sheet and related Loan Documents may be converted into a CMBS loan execution in Lender’s discretion on terms to be mutually agreed upon by the parties, without negating Lender’s obligation and commitment to fund the Real Estate Loan.

D.	Lender’s Counsel

The Loan Documents shall be prepared, and certain of the due diligence investigations outlined above shall be conducted, by, Latham & Watkins LLP, special counsel for Lender (“Lender’s Counsel”) and, to the extent deemed necessary and proper by Lender, certain local counsel in the State(s) in which the Properties are located and other counsel.

E.	Assignment by Lender; Assignment by Sponsor; Sale of Assets by Sponsor.

(i) Except in connection with an assignment or transfer by Lender to (a) its affiliate or subsidiary or (b) a Person that satisfies the Eligibility Requirements (as hereinafter defined), Lender shall not assign, transfer or encumber any of its rights pursuant to this Commitment (including the Term Sheet), directly or indirectly, without the consent of Sponsor, which consent shall not be unreasonably withheld, conditioned or delayed, any attempt to make such an assignment, transfer or encumbrance in violation of this provision shall render such assignment, transfer or encumbrance null and void ab initio; provided that (x) Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Real Estate Loan on closing) in connection with any such assignment, including its commitments in respect thereof, until after the funding of the Real Estate Loan has occurred and (y) unless Borrower otherwise agrees in writing, Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Real Estate Loan, including all rights with respect to consents, modifications, supplements, waivers and amendments, until funding has occurred). Notwithstanding the foregoing, Lender shall not have the right to sell, assign or transfer the Commitment to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by Sponsor to Lender on or prior to the date hereof, (ii) those persons who are competitors of the Company, the International Business (as defined in the Merger Agreement) and their respective subsidiaries that are separately identified in writing by Sponsor to Lender from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans commitments or participations in respect of the Real Estate Loan), (iii) Excluded Parties (as defined below) and (iv) as to any entity referenced in the case of each of clauses (i) and (ii) above (the “Primary Disqualified Lenders”), any of such Primary Disqualified Lender’s affiliates (excluding in the case of clause (ii) above, any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) that are either (a) identified in writing by Borrower or the Sponsor from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Lenders”).

(ii) Sponsor shall not assign, transfer or encumber any of its rights pursuant to this Commitment (including the Term Sheet), directly or indirectly (other than any assignment (x) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Overall Transaction and/or the Acquisition, to Borrower or (y) to Borrower, any U.S. subsidiary of Sponsor, or another newly-formed U.S. organized entity, in each case, prior to or substantially concurrently with the consummation of the Overall Transaction and/or the Acquisition (provided that in the case of an assignment to Borrower or any U.S. subsidiary, such assignment shall only be permitted on (and subject to the occurrence of) closing), so long as such entity is, or will be, directly or indirectly controlled by Sponsor or the other investors arranged by and/or designated by Sponsor after giving effect to the Overall Transaction and/or the Acquisition and shall (directly or indirectly through a subsidiary) own Borrower or be the successor to Borrower and agree to be bound by the terms hereof. Any attempt to make such an assignment, transfer or encumbrance shall render such assignment, transfer or encumbrance null and void ab initio.

(iii) For the avoidance of doubt, any limitations on transferability of Lender’s commitments and agreements hereunder shall terminate upon the closing of the Real Estate Loan and shall not limit in any respect Lender’s rights to syndicate, assign or securitize the Real Estate Loan, or interests therein, after such closing in accordance with the terms and conditions of the Loan Documents.

(iv) As used in this Commitment, “Eligibility Requirements” means, with respect to any entity, that such entity (i) together with its affiliates, is regularly engaged in the business of making, originating or owning commercial mortgage or mezzanine real estate loans or interests in such commercial mortgage and/or mezzanine real estate loans and holds at least $1,000,000,000 of commercial mortgage or mezzanine real estate loans (and/or interest therein), (ii) has not been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of determination, in each case, other than as a creditor, and (iii) if such entity is not a bank or an insurance company, has no material then outstanding and unpaid judgments against it.

F.	Costs

By countersigning below, Sponsor agrees to pay to Lender (A) all reasonable out-of-pocket costs and expenses actually incurred by Lender under (i) Section (D) above, and (ii) the Term Sheet in the sections entitled “Expense Deposit; Loan Expenses” and “Loan Allocation; Cooperation” (collectively, “Lender Expenses”), in each case, whether or not the Real Estate Loan closes, and (B) as consideration for the agreement of Lender under this Commitment, the Commitment Fee, the Funding Fee and the Ticking Fee (as each such term is defined in the Term

Sheet). The Commitment Fee has been earned in full by Lender as of the date hereof and shall be paid solely upon the funding of the Real Estate Loan. The Funding Fee shall be earned in full by Lender on the funding of the Real Estate Loan and shall be paid solely upon the funding of the Real Estate Loan. The Ticking Fee shall be earned and payable in the timeframes set forth in the Term Sheet.

G.	Brokers

Sponsor represents to Lender that it has not contracted with, nor does it know of, any broker who has participated in the application for the Real Estate Loan or the transactions contemplated by this Commitment (including the Term Sheet) and Lender acknowledges that the accuracy of the foregoing representation is not a condition to the funding of the Real Estate Loan. By signing below, Sponsor agrees to pay, and to indemnify and hold Lender harmless from any and all loss, cost or expense arising from the breach of the foregoing representation. Lender represents to Sponsor that it has not contracted with any broker who has participated in the application for the Real Estate Loan or the transactions contemplated by this Commitment (including the Term Sheet), and that it does not know of any such broker.

H.	Termination

Lender may, at its option exercised by written notice to Sponsor, and, in the case of clause (i) below, only after giving effect to the section of the Term Sheet entitled “Special Reserves”, terminate this Commitment (including the Term Sheet) in its entirety in the event of the occurrence of any of the following:

(i)

the failure of any condition precedent to the consummation of the Real Estate Loan as set forth on Exhibit B of this Commitment to be satisfied by the Commitment Expiration Date, unless waived in writing by Lender;

(ii)

if Borrower fails to satisfy Lender’s “know your customer” and anti-money laundering requirements that it reasonably determines are necessary to comply with applicable U.S. regulatory authorities rules and regulations with respect to Borrower, Guarantor and any party (A) that controls Borrower and/or Guarantor, (B) with respect to any domestic entity or individual, that owns 15% or greater direct or indirect interest in Borrower and/or Guarantor (unless a “high” risk rating is assigned, in which case, a 10% threshold shall apply) and (C) with respect to any international entity or individual, that owns a 10% or greater direct or indirect interest in Borrower and/or Guarantor;

(iii)	if the Merger Agreement is terminated in whole for any reason prior to the closing of the Real Estate Loan.

Delay in the exercise of Lender’s right to terminate this Commitment in part or in whole upon the occurrence of any of the events listed above shall not be construed as a waiver of such right. The failure of Lender to act in any such event shall not be construed as a waiver of its right to act with respect to any subsequent event of a similar nature. Upon termination as set forth above, all of the obligations of Lender and Sponsor pursuant to this Commitment (including the Term Sheet) (other than those that expressly survive termination) shall cease and be of no further force and effect whatsoever.

I.	Miscellaneous

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT OR THE TERM SHEET OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT, THE TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL ONLY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT, (B) WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT, THE TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY NEW YORK STATE OR IN ANY SUCH FEDERAL COURT, (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SPONSOR OR LENDER AT THE ADDRESSES SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.

This Commitment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in this Commitment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. By countersigning below, Sponsor agrees that Lender shall be released from any conditions and obligations to close the Real Estate Loan except as contemplated in this Commitment. In addition, if there is any conflict between the terms and provisions set forth in this Commitment and the terms and provisions set forth in any Term Sheet, the terms and provisions set forth in this Commitment shall control.

THIS COMMITMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), and (b) the determination of whether the Merger has been consummated in all material respects in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that this Commitment is a binding and enforceable agreement with respect to the subject matter contained herein, subject without limitation to the satisfaction (or waiver by each party hereto) of the conditions precedents set forth herein and an agreement of each party to negotiate in good faith the definitive documentation relating to the Real Estate Loan described in Section (C) above by the parties hereto in a manner consistent with this Commitment, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein.

This Commitment sets forth the entire agreement between Lender and Sponsor with respect to the subject matter hereof (other than as set forth in that certain Confidentiality Agreement, dated as of July 26, 2024, and that certain Reimbursement Letter dated January 31, 2025), and all other prior agreements, if any, shall be deemed to have merged herewith. The provisions of this Commitment cannot be waived, amended, modified or terminated orally, or by an act or failure to act on the part of Lender and Sponsor, but only by an agreement in writing signed by Lender and Sponsor. Without limiting the foregoing, and notwithstanding the receipt and/or deposit by Lender of any deposits or fees tendered by Sponsor, no changes to this Commitment, whether by handwritten notation, “rider”, cover letter or otherwise, shall be effective unless expressly agreed to in writing by Lender and Sponsor.

Lender hereby notifies Sponsor and Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R §1010.230 (the “Beneficial Ownership Regulation”), Lender is required to obtain, verify and record information that identifies Borrower and Sponsor, which information includes names, addresses, tax identification numbers and other information that will allow Lender to identify Borrower and Sponsor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for Lender. Borrower and Sponsor each hereby acknowledge and agree that Lender shall be permitted to share any or all such information with any other Lender subject to the confidentiality provisions herein.

The provisions set forth in Sections (F), (G), (M), (N) and (O) hereof, and this Section (I), shall remain in full force and effect notwithstanding the closing of the Real Estate Loan and/or the expiration or termination of this Commitment (including the Term Sheet), but shall be superseded in full by the Real Estate Loan documentation if, as and when final Loan Documents are executed by Borrower and Lender, and a Loan is funded by Lender. Notwithstanding the foregoing, the provisions set forth in Section (M) shall terminate on the second anniversary of the termination of this Commitment (if not previously superseded).

J.	Expiration

Notwithstanding anything contained herein to the contrary, this Commitment shall terminate on, and be of no further force and effect, at 11:59 p.m., New York City time, on the fifth Business Day (as defined in the Merger Agreement as in effect on the date hereof) following the Outside Date (as defined in the Merger Agreement as in effect on the date hereof and determined after giving effect to any extensions thereto as set forth in the Merger Agreement as in effect on the date hereof) (the “Commitment Expiration Date”) unless terminated earlier pursuant to the terms hereof.

K.	Acceptance

If the terms and conditions of the Commitment are acceptable to Sponsor, please sign this Commitment in the space provided below and return the same to Lender, prior to 5:00 p.m. EDT on the date that is one (1) business day from the date of this Commitment. Sponsor’s failure to comply with the instructions set forth in the preceding sentence shall result in this Commitment becoming null and void and of no further force or effect. By signing and returning this Commitment, Sponsor hereby accepts this Commitment (including the Term Sheet attached hereto) on behalf of Borrower on the terms and provisions set forth herein and in the Term Sheet.

L.	Exclusivity

Commencing on the date this Commitment is signed and until the earlier of (i) the funding of the Real Estate Loan described on the Term Sheet attached hereto as Exhibit A and (ii) the date this Commitment is terminated by Lender in accordance with the terms hereof, in the event that Borrower or Sponsor enters into a financing secured by or relating to one or more of the Properties with one or more lenders other than Lender, an amount equal to $3,000,000 shall be due and payable as liquidated damages, in addition to any other amounts due pursuant to the terms hereof and the Term Sheet. Notwithstanding the foregoing, such liquidated damages amount shall not be due and payable (i) if Lender is not prepared to fund the Real Estate Loan (in accordance with this Commitment) relating to the Properties for any reason other than as set forth in Section (H) above or (ii) if Borrower or Sponsor (or an affiliate thereof) enters into a financing secured by or relating to one or more Properties which (1) Lender and Sponsor have otherwise agreed to exclude or (2) would give rise to the funding of a Special Reserve for all or a material portion of the allocated loan amount associated with such Property.

M.	Confidentiality

Sponsor agrees that it will not disclose, directly or indirectly, prior to the date hereof, this Commitment, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of Lender pursuant hereto or thereto, to any person or entity, except (a) to Sponsor’s investors and lenders, and to any of their affiliates and limited partners and Sponsor’s officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors or lenders who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if Lender consents in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of Sponsor’s legal counsel (in which case Sponsor agrees, to the extent practicable and not prohibited by applicable law, rule or regulation to inform Lender promptly thereof prior to disclosure); provided that Sponsor may disclose this Commitment and its contents including the Term Sheet and other exhibits and attachments hereto (i) to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) in any syndication or other marketing materials in connection with the Real Estate Loan or in connection with any public or regulatory filing requirements relating to the Overall Transaction, (iii) following the date of Sponsor’s acceptance of this Commitment, to any potential Lender and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis, (iv) to Sponsor’s auditors for customary accounting purposes, including accounting for deferred financing costs and (v) to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of Sponsor’s rights hereunder. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment and expire and shall be of no further effect after the second anniversary of the date hereof.

Lender and its affiliates will use all non-public information provided to them or such affiliates by or on behalf of Sponsor hereunder or in connection with the transactions contemplated hereby solely for the purpose of providing the services which are the subject of this Commitment and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent Lender and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case Lender agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Sponsor promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over Lender or any of its affiliates (in which case Lender agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Sponsor promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by Lender or any of its affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to Sponsor or its investors, the Company or any of the respective subsidiaries or affiliates of the foregoing or related parties, (d) to the extent that such information is or was received by Lender from a third party that is not, to Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to Sponsor, the Company or any of the respective affiliates of the foregoing or related parties, (e) to the extent that such information was already in Lender’s possession prior to the date hereof, or is independently developed by Lender without the use of any confidential information and without violating the terms of this Commitment, (f) to Lender’s affiliates and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (other than (i) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such affiliates’ officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and (ii) any of its affiliates and any of their employees that are engaged directly or indirectly in a sale of the Company and its subsidiaries as sell-side representative or any such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, in each case other than a limited number of senior employees who are required, in accordance with industry regulations or Lender’s internal policies and procedures, to act in a supervisory capacity and other than Lender’s or such affiliate’s legal, compliance, risk management, credit or investment committee members (collectively, the “Excluded Parties”) who need to know such information in connection with the Overall Transaction and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with Lender, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) for the purposes of establishing a “due diligence” defense or (h) to rating agencies and actual or potential investors (including, without limitation, B piece buyers) in connection with a securitization of the Real Estate Loan, potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders, securitization parties, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, securitization party, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to Sponsor and Lender) in accordance with the standard syndication processes of Lender or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Real Estate Loan is funded, each of Lender’s and Sponsor’s and their respective affiliates’, if any, obligations under this Section (M) shall terminate automatically and, to the extent covered thereby, be superseded in full, by the Real Estate Loan’s documentation if, as and when final Loan Documents are executed by Borrower and Lender, and a Loan is funded by Lender. Otherwise, the provisions set forth in this Section (M) shall survive the termination of this Commitment and expire and shall be of no further effect after the second anniversary of the date hereof.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing, in good faith, information regarding suspected material violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority to the extent that any such disclosure is required by such laws, rules or regulations, in each case to the extent required by applicable law.

N.	Indemnification

To induce Lender to enter into this Commitment, Sponsor agrees (a) to indemnify and hold harmless Lender and its affiliates and the officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with this Commitment or any related transaction contemplated hereby, the Real Estate Loan, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, (a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by Sponsor, Sponsor’s equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within thirty (30) days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket expenses and reasonable legal fees and expenses of one (1) firm of counsel for all such Indemnified Persons, taken as a whole, in respect of the Real Estate Loan (and, if necessary, of one (1) firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole), and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies Sponsor of the existence of such conflict and thereafter retains its own counsel, by such other one (1) firm of counsel for such affected Indemnified Person under the Real Estate Loan, or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against Lender acting pursuant to this Commitment or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of the foregoing) solely between or among Indemnified Persons not arising from any act or omission by Sponsor or any of Sponsor’s affiliates and (b) to the extent that the Real Estate Loan closes, to reimburse Lender from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of Lender’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with Sponsor’s prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one (1) firm of counsel for Lender in respect of the Real Estate Loan (and, if necessary, of one (1) firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for Lender in respect of the Real Estate Loan and of such other counsel retained with Sponsor’s prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Real Estate Loan and the preparation, negotiation and enforcement of this Commitment (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Loan Documents upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of Lender, Sponsor (or any of Sponsor’s affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment, the Real Estate Loan (including the use of proceeds thereunder) or with respect to any activities related to the foregoing, including the preparation of this Commitment and the Loan Documents; provided that nothing in this paragraph shall limit Sponsor’s indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

Sponsor shall not be liable for any settlement of any Proceeding effected without Sponsor’s written consent, but if settled with Sponsor’s written consent (which consent shall not be unreasonably withheld or delayed) or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, Sponsor agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section (N). If Sponsor has reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section (N), then the Indemnified Person shall promptly refund such amount.

Sponsor shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

O.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

Sponsor acknowledges that Lender and certain of its affiliates (collectively, “Lender Parties”) may be providing debt financing, equity capital or other services to other persons in respect of which Sponsor and its respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Lender Parties or their affiliates will use confidential information obtained from Sponsor or its affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment or their other relationships with Sponsor or its affiliates and subsidiaries in connection with the performance by the Lender Parties or their affiliates of services for other persons, and none of the Lender Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. Sponsor also acknowledges that none of the Lender Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment, or to furnish to Sponsor, confidential information obtained by them from other persons.

As Sponsor knows, certain of the Lender Parties and their affiliates are full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Lender Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Sponsor and other companies which may be the subject of the arrangements contemplated by the Overall Transaction for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Lender Parties or their affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Sponsor or other companies which may be the subject of the arrangements contemplated by the Overall Transaction or engage in commodities trading with any thereof.

The Lender Parties and their respective affiliates may have economic interests that conflict with those of Sponsor and may be engaged in a broad range of transactions that involve interests that differ from Sponsor’s and those of its affiliates, and the Lender Parties have no obligation to disclose any interests to Sponsor or its affiliates. Sponsor agrees that the Lender Parties will act under this Commitment as independent contractors and that nothing in this Commitment will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties or Sponsor and its affiliates. Sponsor acknowledges and agrees that (i) the transactions contemplated by this Commitment are arm’s-length commercial transactions between the Lender Parties and, if applicable, their affiliates, on the one hand, and Sponsor, on the other, (ii) in connection therewith and with the process leading to such transaction each Lender Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as agents, advisors or fiduciaries of Sponsor and its management, equity holders, creditors, affiliates or any other person, (iii) the Lender Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of Sponsor or its affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lender Parties or any of their respective affiliates have advised or are currently advising Sponsor on other matters) except the obligations expressly set forth in this Commitment and (iv) the Lender Parties have not provided any legal, accounting, regulatory or tax advice and Sponsor has consulted its own legal and financial advisors to the extent Sponsor deemed appropriate. Sponsor further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Sponsor agrees that it will not claim that the Lender Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to Sponsor or its affiliates, in connection with such transactions or the process leading thereto.

Furthermore, Sponsor acknowledges that the Lender Parties and their respective affiliates may have fiduciary or other relationships whereby the Lender Parties and their respective affiliates may exercise voting power over securities and loans of various persons, which securities and loans may from time to time include securities and loans of potential lenders or others with interests in respect of the Real Estate Loan. Sponsor acknowledges that the Lender Parties and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to the Lender Parties’ relationship to Sponsor hereunder.

P. Notices. All notices required or permitted hereunder or under the Term Sheet shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, or (d) sent by electronic mail provided that, if sent by electronic mail such delivery must be accompanied or followed by one of the delivery methods specified in clauses (a) through (c) hereof, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section (P)).

If to Lender:

UBS AG, Stamford Branch

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: [***]

email: [***]

Wells Fargo Bank, National Association

Wells Fargo Commercial Mortgage Servicing

401 S. Tryon Street, 8th Floor

Charlotte, North Carolina 28202

Wells Fargo Bank, National Association

30 Hudson Yards, 62nd Floor

New York, New York 10001

email: [***]

with a copy to:

Latham & Watkins LLP

1271 6th Avenue

New York, NY 10020

Attention: [***]

Email: [***]

and

If to Sponsor:

Blazing Star Merger Sub, Inc.

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, New York 10019

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: [***]

Email: [***]

[NO FURTHER TEXT ON THIS PAGE]

Very truly yours,

UBS AG, STAMFORD BRANCH

By:	/s/ Sumeet Karnik
Name: Sumeet Karnik
Title: Managing Director

By:	/s/ Hitesh Harnal
Name: Hitesh Harnal
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeffrey L. Cirillo
Name: Jeffrey L. Cirillo
Title: Managing Director

[Signature pages continue on the following page]

[Commitment Letter Signature Page]

Agreed to and accepted this

6th day of March, 2025:

BLAZING STAR MERGER SUB, INC.

By:	/s/ Kevin Burke
Name: Kevin Burke
Title: Co-President

[Commitment Letter Signature Page]

EXHIBIT B

CONDITIONS TO CLOSING

Subject to the “Special Reserves” provisions set forth in the Term Sheet, the Real Estate Loan shall be subject to satisfaction (or waiver by the Lender) of the following conditions:

1. Concurrently with the funding of the Real Estate Loan, (A) Borrower shall own fee title to the Properties, and (B) Lender shall have first priority lien (subject to customary permitted encumbrances and the “Special Reserve” provisions) deeds of trust, deeds to secure debt or mortgages, as applicable, against the Properties.

2. (x) The Carveout Transactions (as defined in the Merger Agreement) with respect to the Target Real Estate Entities (as described on Schedule 6.16 of the Company Disclosure Letter (as defined in the Merger Agreement as in effect as of the date hereof)) shall have been consummated as contemplated by the Merger Agreement, and (y) the Overall Transaction shall have been consummated, or substantially concurrently with the funding of the Real Estate Loan, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any supplements, amendments, waivers, consents or other modifications, other than those modifications, amendments, waivers, consents or supplements by Sponsor (or its affiliates) that are materially adverse to the interests of Lender in its capacity as such, unless consented to in writing by Lender (such consent not to be unreasonably withheld, delayed or conditioned); provided that Lender shall be deemed to have consented to such amendment, modification, waiver or consent (whether proposed or executed) unless Lender objects thereto in writing within five (5) Business Days (as defined in the Merger Agreement as in effect as of the date hereof) of receipt of written notice of such amendment, modification, waiver or consent.

3. Since the date of the Merger Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect (as defined in the Merger Agreement as in effect as of the date hereof); provided, however, this shall not be a condition to closing if UBS or Wells Fargo (or their respective affiliates) has either waived such similar condition in any Debt Commitment Letter (as defined in the Merger Agreement) or provided other financing contemplated in any Debt Commitment Letter for the consummation of the transaction contemplated under the Merger Agreement.

4. The execution and delivery by Borrower, Sponsor and Lender of the definitive documentation relating to the Real Estate Loan described in Section (C) of the Commitment.

5. All fees required to be paid on the Closing Date in connection with the Real Estate Loan and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment, to the extent invoiced at least three (3) Business Days prior to such closing date (except as otherwise agreed to by the Borrower), shall, substantially concurrently with the funding of the Real Estate Loan, have been paid (which amounts may, at Borrower’s option, be offset against the proceeds of the Real Estate Loan).

6. No petition of bankruptcy, insolvency or reorganization is filed by or against, as applicable, USR ABL Borrower, Sponsor or any of their respective direct or indirect subsidiaries holding a direct or indirect interest in USR ABL Borrower or Sponsor (as applicable). “USR ABL Borrower” shall mean a wholly owned direct subsidiary of Holdings (as defined in the Merger Agreement) that directly or indirectly owns the U.S. Retail Business.

7. Lender shall have received, to the extent Parent has received the same under the Merger Agreement, unaudited consolidated balance sheets of the U.S. Retail Business as at the end of, and related statements of income and cash flows of the U.S. Retail Business for, the fiscal quarter ended at least forty-five (45) days before the Closing Date. The “U.S. Retail Business” shall mean the U.S. retail drugstores, health and wellness services, specialty and home delivery pharmacy services business segment of the Company.

8. Lender shall have received, to the extent Parent has received the corresponding information described in paragraph 7 above under the Merger Agreement, an unaudited pro forma consolidated balance sheet of USR ABL Borrower and its consolidated subsidiaries as of the last day of the most recently completed four-fiscal quarter (excluding the fourth fiscal quarter) period for which historical financial statements are provided pursuant to paragraph 7 above (if any), prepared after giving effect to the Transactions (as defined in the Merger Agreement) as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805: Business Combinations (formerly SFAS 141R), tax adjustments, deferred taxes or similar pro forma adjustments) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the USR ABL Borrower).